As filed with the Securities and Exchange Commission on November 9, 2001
                                                Registration No. 333-
                                                                     -----------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    Form S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               HALLIBURTON COMPANY
             (Exact name of Registrant as specified in its charter)

          Delaware                                        75-2677995
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)


                               3600 Lincoln Plaza
                                500 N. Akard St.

                               Dallas, Texas 75201
                    (Address of principal executive offices)

                       HALLIBURTON ELECTIVE DEFERRAL PLAN

                            (Full title of the plan)

                                LESTER L. COLEMAN
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               HALLIBURTON COMPANY
                               3600 Lincoln Plaza
                                500 N. Akard St.
                               Dallas, Texas 75201
                     (Name and address of agent for service)

                                 (214) 978-2600
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
              Title of Securities                                    Proposed          Proposed
               to be registered                      Amount           maximum           maximum         Amount of
                                                      to be          offering          aggregate      registration
                                                   registered          price           offering            fee
                                                                     per share           price
--------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations (1)              $75,000,000         100%         $75,000,000 (2)      $18,750
====================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Halliburton Company and certain of its subsidiaries to pay deferred compensation in the future in accordance with the terms of the Halliburton Elective Deferral Plan.
(2) Estimated solely for the purpose of calculating the registration fee.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Sections 10(a) of the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, heretofore filed with the SEC by the Registrant pursuant to the Exchange Act, are incorporated herein by reference.

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001; and

         (c) The Registrant's Current Reports on Form 8-K filed on January 2, 2001; January 3, 2001; February 2, 2001; February 2, 2001; February 20, 2001; March 6, 2001; March 13, 2001; March 23, 2001; April 11, 2001; April
     27, 2001;  May 1, 2001;  May 10, 2001; May 16, 2001; June 7, 2001; June 29,
     2001;  July 12, 2001; July 20, 2001; July 27, 2001; July 27, 2001;  October
     19,  2001;  October 26,  2001;  October 30,  2001;  November 6,  2001;  and
     November 7, 2001.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Under the Halliburton Elective Deferral Plan, Halliburton will provide to eligible employees (limited to a group of management or highly compensated employees of Halliburton and certain of its subsidiaries) the opportunity to irrevocably defer to a future year the receipt of certain compensation. The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on the elections of each participant. The amounts of compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations."

     The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or, if earlier, upon the date of death, disability or other termination of employment pursuant to the terms of the Plan. In addition, a participant may withdraw amounts in his or her account in the sole discretion of the committee in the event of an unforeseeable emergency as defined in the Plan. The Plan also provides for an automatic distribution of participants' account balances if the Standard & Poor's rating for Halliburton's senior indebtedness falls below BBB. All payments to participants under the Plan will be subject to withholding for applicable taxes.

     The Plan will be administered and enforced by a committee consisting of at least three members of Halliburton's executive management appointed by Halliburton's Compensation Committee of Directors. The committee will designate from time to time one or more benchmark investment options in which the account of each participant under the Plan will be deemed invested. An investment return (gain or loss) will periodically be credited to, or deducted from, the Plan account of each participant in an amount the participant would have earned (or lost) if the amount deferred had been invested among the benchmark investment options to which the participant allocated his or her Plan account. A participant will be one hundred percent vested in the amounts the participant elects to defer into his or her account and any investment return on such amounts.

     The Deferred Compensation Obligations will be unsecured general obligations of the employing entity that is obligated to pay the deferred compensation in the future (the "Employer") in accordance with the terms of the Plan, and will rank equally with other unsecured indebtedness of such Employer. Halliburton may establish a non-qualified trust to pay benefits under the Plan. In such case, the trust will be funded to the extent Halliburton determines, in its discretion, and the trust assets attributable to an Employer will also be subject to the claims of such Employer's general creditors.

     No participant or beneficiary may sell, transfer, assign, or encumber in any manner, either voluntarily or involuntarily, any amounts, or any portion thereof, payable under the Plan.

     Halliburton may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may impair the rights of a participant with respect to amounts already allocated to his or her account.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the securities being registered hereby has been passed upon for Halliburton by Susan S. Keith, Halliburton's Vice President, Secretary and Corporate Counsel. Ms. Keith beneficially owns 27,454 shares of Halliburton Common Stock and holds options to purchase 83,875 additional shares of Common Stock. Ms. Keith currently participates in the Plan.

Item 6.  Indemnification of Directors and Officers.

     Section  145 of the  General  Corporation  Law of the State of  Delaware or
DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:
o    expenses, judgments, and fines; and
o amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding.

Article X of the Registrant's restated certificate of incorporation together with Section 47 of its by-laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:
o    the person is or was an officer or director of the Registrant; or
o is a person who is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture trust, or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's restated certificate of incorporation and the by-laws were adopted or as may be amended. Section 47 of the Registrant's by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

     Section 47 of the by-laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee, or agent of the Registrant or of another entity against any expense, liability, or loss. This insurance coverage may be maintained regardless of whether the Registrant would have the power to indemnify the person against the expense, liability, or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:
o for any breach of the director's duty of loyalty to the corporation or its stockholders;
o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o under Section 174 of the DGCL, relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock; or
o for any transaction from which the director derived an improper personal benefit.
Article XV of the Registrant's restated certificate of incorporation contains this type of provision.

Item 8.  Exhibits.

4.1 Halliburton Elective Deferral Plan, as amended and restated effective January 1, 2002.

5.1 Opinion of Susan S. Keith, Vice President, Secretary and Corporate Counsel of Halliburton, as to the legality of the securities being registered.

23.1   Consent of Arthur Andersen LLP.

23.2   Consent of Susan S. Keith (included in Exhibit 5.1).

24.1   Powers of Attorney for the following directors:

       Lord Clitheroe
       Robert L. Crandall
       Kenneth T. Derr
       Charles J. DiBona
       Lawrence S. Eagleburger
       W. R. Howell
       Ray L. Hunt
       Aylwin B. Lewis
       J. Landis Martin
       Jay A. Precourt
       Debra L. Reed
       C. J. Silas

Item 9.  Undertakings.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that for the purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 , as amended (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification of liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this the 8th day of November, 2001.


                                       HALLIBURTON COMPANY


                                       By: /s/ David J. Lesar
                                          --------------------------------
                                               David J. Lesar
                                               Chairman of the Board, President
                                               and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                               Date

             /s/ David J. Lesar                 Chairman of the Board, President         November 8, 2001
--------------------------------------------    and Chief Executive Officer
               David J. Lesar                   and Director
                                                (Principal Executive Officer)


            /s/ Douglas L. Foshee               Executive Vice President                 November 8, 2001
--------------------------------------------    and Chief Financial Officer
              Douglas L. Foshee                 (Principal Financial Officer)


        /s/ R. Charles Muchmore, Jr.            Vice President and Controller            November 8, 2001
--------------------------------------------    (Principal Accounting Officer)
          R. Charles Muchmore, Jr.


              *  LORD CLITHEROE                 Director
--------------------------------------------
               Lord Clitheroe

             *  KENNETH T. DERR                 Director
--------------------------------------------
               Kenneth T. Derr

            *  CHARLES J. DIBONA                Director
--------------------------------------------
              Charles J. DiBona

         *  LAWRENCE S. EAGLEBURGER             Director
--------------------------------------------
           Lawrence S. Eagleburger

               *  W. R. HOWELL                  Director
--------------------------------------------
                W. R. Howell

             *  AYLWIN B. LEWIS                 Director
--------------------------------------------
               Aylwin B. Lewis


             *  J. LANDIS MARTIN                Director
--------------------------------------------
              J. Landis Martin

             *  JAY A. PRECOURT                 Director
--------------------------------------------
               Jay A. Precourt

              *  DEBRA L. REED                  Director
--------------------------------------------
                Debra L. Reed

               *  C. J. SILAS                   Director
--------------------------------------------
                 C. J. Silas

            *  ROBERT L. CRANDALL               Director
--------------------------------------------
             Robert L. Crandall

               *  RAY L. HUNT                   Director
--------------------------------------------
                 Ray L. Hunt




*By:         /s/ Susan S. Keith
    ----------------------------------------
                 Susan S. Keith
                  Pursuant to
                Power of Attorney


 Date: November 8, 2001

                                INDEX TO EXHIBITS


Exhibit                                             Description
Number


 4.1 Halliburton Elective Deferral Plan, as amended and restated effective January 1, 2002.

 5.1 Opinion of Susan S. Keith, Vice President, Secretary and Corporate Counsel of Halliburton, as to the legality of the securities being registered.

23.1              Consent of Arthur Andersen LLP.

23.2              Consent of Susan S. Keith (included in Exhibit 5.1).

24.1                       Powers of Attorney for the following directors:

                  Lord Clitheroe
                  Robert L. Crandall
                  Kenneth T. Derr
                  Charles J. DiBona
                  Lawrence S. Eagleburger
                  W. R. Howell
                  Ray L. Hunt
                  Aylwin B. Lewis
                  J. Landis Martin
                  Jay A. Precourt
                  Debra L. Reed
                  C. J. Silas